EXHIBIT 10.9

TERMS OF EMPLOYMENT

1. Employer: Phenomix Corporation (“Phenomix”).

2. Employee: Hans-Peter Guler, M.D. (“Employee”).

3. Title: Vice President, Clinical Development.

4. Commencement Date: July 13, 2004 (“Start Date”).

5. Level of Commitment: Full-time basis.

6. Reports to: Executive Vice President, Research & Development

7. Salary: $300,000.00 per year, to be earned and paid in semi-monthly installments, payable in arrears, less applicable withholding tax and payroll deductions.

8. Transition Benefits: Phenomix will pay reasonable and customary moving and transitional accommodation expenses of Employee, provided that such moving and transitional accommodation expenses combined shall not exceed $30,000.00 and provided further that written documentation of such expenses is provided to Phenomix within 90 days of hire date. Any remaining balance of this amount will be paid to Employee after 90 days of employment. In addition, Phenomix will provide you with a monthly housing allowance of $2,500.00 per month, for three (3) months.

9. Stock Option: Phenomix will recommend that its Board of Directors grant to Employee a stock option to acquire 300,000 shares of common stock of Phenomix at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such stock option grants will be on customary terms, provided that the stock options will become vested and exercisable over a period of four years, with 25% of options becoming vested and exercisable on the first anniversary of the Start Date, and the remaining 75% becoming vested and exercisable monthly over months 13 through 48 following the Start Date.

10. Benefits: Employee shall be entitled to customary employee benefits, such as group health insurance coverage, participation in a 401(k), and other benefits offered by Phenomix to other employees at a similar level of responsibility.

11. Phenomix’s Policies: Employee will be required to comply with customary Phenomix policies, including without limitation, maintaining the confidentiality of Phenomix’s confidential information, assigning to Phenomix inventions made by Employee during the term of employment, and not pursuing competitive activities during the term of employment.

Employee will be required to sign Phenomix’s standard employee confidential information and inventions agreement, a copy of which is attached hereto.

12. Duration: Employee’s employment with Phenomix will be “at will,” which means that Employee has the right to terminate employment with Phenomix at any time and that Phenomix reserves for itself an equal right to terminate the relationship. Nothing in this Agreement is intended to modify this at will employment relationship.

REVIEWED AND APPROVED:

June 10, 2004	PHENOMIX CORPORATION

/s/ Laura K. Shawver
Laura K. Shawver, Ph.D.
President & Chief Executive Officer

June 12, 2004	EMPLOYEE

/s/ Hans Peter Guler
Hans-Peter Guler, M.D.

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